Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Renren Inc. on Form S-8, (File No. 333-177366, File No. 333-209734 and File No. 333-227886) of our report dated March 31, 2023, with respect to our audits of the consolidated financial statements and related notes of Renren Inc. as of December 31, 2021 and 2022 and for each of the two years in the period ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Renren Inc. for the year ended December 31, 2022.

/s/ Marcum Asia CPAs LLP

New York, NY

March 31, 2023